UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2022

VERANO HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

British Columbia	000-56342	98-1583243
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 North Dearborn Street, 4th Floor,
Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

(312) 265-0730

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On August 29, 2022, the Board of Directors (the “Board”) of Verano Holdings Corp. (the “Company”) approved an increase of the Board size from four to five members, appointed Lawrence Randall Hirsh to serve as a member of the Board, and appointed Mr. Hirsh to serve as the Chairman of the Audit Committee of the Board, in each case, effective immediately.

Determination of Independence and Financial Expert

The Board determined that Mr. Hirsh is independent within the meanings of sections 1.4 and 1.5 of Canadian National Instrument 52-110- Audit Committees (“NI 52-110”), the listing rules of the Nasdaq Stock Market (“Nasdaq”), and applicable rules of the U.S. Securities and Exchange Commission (the “SEC”). The Board also determined that Mr. Hirsh meets the financial literacy standards of section 1.6 of NI 52-110 and the financial expert standards of the listing rules of Nasdaq and the rules of the SEC.

There are no arrangements or understandings between Mr. Hirsh and any other persons pursuant to which Mr. Hirsh was selected as a member of the Board. There are no relationships or related transactions between Mr. Hirsh and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Biographical Information

Since 2020, Mr. Hirsh has provided consulting services to various companies on financial and operational matters through LRHIRSH, LLC. From 2002 to 2020, Mr. Hirsh served as a managing director of Alvarez & Marsal North America, LLC (“A&M”), a leading interim management and operational improvement implementation firm providing services in 40 countries with over 5,000 professionals. Mr. Hirsh co-founded the A&M Atlanta office and served as co-business unit leader for A&M’s Southeastern U.S. Corporate Restructuring Practice and on the Executive Committee of A&M’s North American Corporate Restructuring Practice. While at A&M, Mr. Hirsh served in advisory, interim management and director roles for clients, including various appointments as interim chief operating officer, chief financial officer and chairman of the board. Prior to joining A&M, Mr. Hirsh was a partner at Arthur Andersen LLP from 1995 to 2002 where his responsibilities included Southeast Leader for the U.S. Corporate Restructuring Practice and Atlanta and Southeast Leader for the Business Valuation Practice. Clients Mr. Hirsh has served include both public and private companies in a variety of industries, including transportation, logistics, healthcare, real estate and construction, financial services, manufacturing, and wholesale distribution. Over the past ten years, Mr. Hirsh has served on various boards of directors including as chairman, audit committee chair, compensation committee chair and as a board designee for investors and lenders. Mr. Hirsh also is currently serving as a board member for various affiliated real estate investment funds at the request of the investment manager and as chairman of an engineering and project management company. Mr. Hirsh holds a Bachelor of Business Administration from the University of Florida and is a certified public accountant, certified turnaround professional and a member of the American College of Bankruptcy.

Compensation

Mr. Hirsh will receive a one-time grant of restricted stock units (“RSUs”) under the Company’s Stock and Incentive Plan with a grant-date fair value of $500,000. The RSUs will vest in four equal installments on each of the 6, 12, 18 and 24 month anniversaries of the grant date. In addition, Mr. Hirsh will receive an aggregate annual cash fee of $45,000, which will be paid in arrears in equal quarterly installments and pro-rated for 2022.

Press Release

A copy of the press release announcing the appointment of Mr. Hirsh to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued on August 30, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERANO HOLDINGS CORP.

Date: August 30, 2022	By:	/s/ Darren Weiss
	Name:	Darren Weiss
	Title:	Chief Operating Officer, Chief Legal Officer, General Counsel & Secretary